Exhibit 99.1

NEWS RELEASE Company Contact: Tony Trunzo +1 503.498.3547 www.flir.com

FLIR Systems Reports Record Fourth Quarter and Full Year 2007

Financial Results

Provides Revenue and Earnings Outlook for 2008

PORTLAND, OR—February 7, 2008 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the fourth quarter ended December 31, 2007. Revenue was $242.6 million, up 31% compared to fourth quarter 2006 revenue of $185.9 million. Operating income for the quarter was $62.9 million, up 14% from $55.1 million in the fourth quarter of 2006. Net income for the quarter was $46.6 million, or $0.30 per diluted share, compared with net income of $39.8 million, or $0.26 per diluted share on a split-adjusted basis, in the fourth quarter a year ago.

Revenue from the Company’s Government Systems division increased 33% over the fourth quarter of 2007, to a record $114.3 million, driven by strength across all served markets, including airborne, land, and maritime. Revenue from the Company’s Commercial Vision Systems division increased 38% over the fourth quarter of last year, to a record $37.9 million, reflecting strong growth in the security and transportation markets. Revenue from the Company’s Thermography division increased 25% over the fourth quarter of last year, to a record $90.4 million. Excluding the impact of the Extech Instruments acquisition, which closed in the fourth quarter, Thermography revenue increased 18% for the fourth quarter, reflecting strong demand for the InfraCAMTM, T-Series, and GasFindIRTM product lines.

Revenue for the year-ended December 31, 2007 was $779.4 million, up 36% compared to $575.0 million for the year-ended December 31, 2006. Operating income for 2007 was $191.8 million, up 40% from $137.0 million during 2006. Net income for 2007 was $136.7 million, or $0.89 per diluted share on a split-adjusted basis, compared with 2006 net income of $100.9 million, or $0.66 per diluted share on a split-adjusted basis.

Revenue from the Company’s Government Systems division increased 48% in 2007, while revenue from the Company’s Commercial Vision Systems division increased 39%, and revenue from the Company’s Thermography division increased 19% in 2007, 17% excluding the Extech acquisition.

The backlog of firm orders for delivery within the next twelve months was approximately $393 million at December 31, 2007, essentially unchanged from the level at September 30, 2007 and an increase of $119 million, or 43% compared with backlog at December 31, 2006. Backlog in the Government System’s division was $305 million, down $11 million during the

FLIR Systems Reports Record Fourth Quarter and Full Year 2007 Financial Results

February 7, 2008

quarter as a result of the reclassification of $22 million of orders related to the ARH program from current backlog to long term backlog as a result of program delays. Backlog in the Commercial Vision System’s division was $68 million, up $9 million during the quarter, primarily due to strong demand in the more backlog intensive cores and components product line. Backlog in the Thermography division was $20 million, up $2 million during the quarter.

Cash provided by operations during the quarter was a record $55 million. Cash used during the quarter included $40 million for the acquisition of Extech Instruments, which closed on November 7. At December 31, 2007, cash and cash equivalents were $204 million, compared with $139 million at December 31, 2006.

“We are very pleased with our fourth quarter and full-year 2007 results. All three divisions once again turned in excellent performances, as our strategy of increasing demand with lower-cost infrared technology is clearly working across all of our markets,” noted Earl R. Lewis, President and CEO. “With backlog exiting the year at record levels and substantial new opportunities ahead, we are introducing 2008 guidance reflecting continued strong growth across all three divisions.”

Revenue and Earnings Outlook for 2008

FLIR also announced today that it expects net revenue in fiscal 2008 to be in the range of $1 billion to $1.05 billion, and net earnings to be in the range of $1.13 to $1.20 per diluted share. This guidance assumes stable margins and includes full-year revenue and earnings estimates for the Cedip and Extech acquisitions. This guidance also assumes a tax rate for the year of approximately 30% and an average diluted share count of approximately 160 million shares.

Conference Call

FLIR has scheduled a conference call at 9:00 am EST today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #30231976 after 1:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

FLIR Systems Reports Record Fourth Quarter and Full Year 2007 Financial Results

February 7, 2008

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned “Revenue and Earnings Outlook for 2008” above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that the Company will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Extech or Cedip, the potential inability to realize expected benefits and synergies from the Extech or Cedip transactions, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$242,634	$185,899	$779,397	$575,000
Cost of goods sold	105,395	81,456	346,167	260,087

Gross profit	137,239	104,443	433,230	314,913
Operating expenses:
Research and development	20,835	16,261	72,458	60,584
Selling, general and administrative	53,540	33,109	168,940	117,374

Total operating expenses	74,375	49,370	241,398	177,958
Earnings from operations	62,864	55,073	191,832	136,955
Interest expense	2,681	2,813	10,230	8,956
Other (income) expense, net	(5,016)	262	(9,551)	(4,612)

Earnings before income taxes	65,199	51,998	191,153	132,611
Income tax provision	18,602	12,242	54,442	31,715

Net earnings	$46,597	$39,756	$136,711	$100,896

Net earnings per share:
Basic	$0.34	$0.30	$1.02	$0.74

Diluted	$0.30	$0.26	$0.89	$0.66

Weighted average shares outstanding:
Basic	136,224	131,347	134,244	135,691

Diluted	161,426	155,239	159,241	159,555

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$203,681	$138,623
Accounts receivable, net	203,371	167,502
Inventories, net	179,366	135,928
Prepaid expenses and other current assets	53,703	29,155
Deferred income taxes, net	15,386	15,262

Total current assets	655,507	486,470
Property and equipment, net	120,873	92,156
Deferred income taxes, net	2,237	3,687
Goodwill	176,830	159,802
Intangible assets, net	52,219	40,917
Other assets	16,650	15,116

	$1,024,316	$798,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$19,000	$45,500
Accounts payable	53,990	40,608
Deferred revenue	19,612	13,709
Accrued payroll and related liabilities	39,431	25,831
Accrued product warranties	6,594	5,174
Advance payments from customers	9,156	10,064
Other current liabilities	14,600	12,149
Accrued income taxes	3,752	17,331
Current portion of long-term debt	7	7

Total current liabilities	166,142	170,373
Long-term debt	207,889	207,024
Deferred tax liability, net	1,902	2,392
Accrued income taxes	4,295	—
Pension and other long-term liabilities	20,813	19,607
Commitments and contingencies
Shareholders’ equity	623,275	398,752

	$1,024,316	$798,148